SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

         This Second Amendment to Stock Purchase Agreement (the "Amendment") is entered into effective as of November 20, 2000 by and between United Financial Holdings, Inc., a Florida corporation ("UFHI") and First Security Bank, a Florida banking corporation ("FSB").

                                   BACKGROUND

         UFHI and FSB entered into that certain Stock Purchase Agreement (the "Stock Purchase Agreement"), dated September 22, 2000, pursuant to which UFHI will acquire all of the issued and outstanding capital stock of FSB. The parties amended the Stock Purchase Agreement pursuant to the terms of that certain First Amendment to Stock Purchase Agreement dated October 16, 2000 (the "First Amendment"). The parties desire to further amend the Stock Purchase Agreement and First Amendment as stated in this Amendment.

         Now, therefore, in consideration of the foregoing, and for other good and valuable consideration, including but not limited to the consideration set forth in the Stock Purchase Agreement, the parties hereby acknowledge and agree as follows:

                                      TERMS

     1. Section II(A): Right of Examination. Section II(A), Right of Examination, of the Stock Purchase Agreement, permits UFHI to conduct a due diligence investigation of FSB for a period of forty-five (45) days (the "Due Diligence Period") from and after the date of the Stock Purchase Agreement. The First Amendment extended the Due Diligence Period to sixty (60) days. The parties hereby agree to extend the Due Diligence Period until 5:00 p.m. on , December 8, 2000.

     2. No Other Modification. Except as specifically set forth in this Amendment, there shall be no other modification of the Stock Purchase Agreement or First Amendment unless otherwise mutually agreed in writing by the parties.

         In witness whereof, the parties have executed this Amendment as of the date first above written.

FIRST SECURITY BANK, a Florida              UNITED FINANCIAL HOLDINGS, INC.,
banking corporation                         a Florida corporation

By:__/s/ D.B. Briggs____________            By:__/s/ Neil W. Savage__________
   D.B. Briggs, Chairman                       Neil Savage,
                                               Chief Executive Officer